Exhibit 10.9

                            ALPHA-GEN FINANCIAL GROUP

February 20, 2001

Victor Sun
Avic Technologies
445 St. Francis-Xavier
Montreal, Quebec

Dear Mr. Sun:

         With reference to our many discussions of the past year concerning providing equity financing for Avic Technologies, and specifically directed at your joint venture plans in China, I am pleased to report that we have concluded our due diligence and that we have secured $200,000 (USD) for Avic.

         We anticipate that the investment will be made through a purchase of common shares from Avic, exempt from registration under Regulation S of the U.S. Securities Act.

         As you are aware, investments made under our auspices are only into U.S. or Canadian public companies that have a firm quotation on exchanges acceptable to us. The NASD Bulletin Board falls into this category. A firm quotation is defined by us as trading volume per month of at least 2% during a given month. We are, of course, often flexible, if market conditions warrant or if the price of your stock is deemed to be extremely attractive to us. We anticipate purchasing common shares in Avic at 20% below the closing bid price of the shares at the end of the first 30 days of trading.

         Please take this letter to be a firm commitment, subject to the aforementioned paragraph.

         With best regards, I remain

                                               Truly yours,



                                               Michael MacInnis